CINCINNATI FINANCIAL CORPORATION
P.O. BOX 145496
CINCINNATI, OH 45250-5496
513-870-2696

RESTRICTED STOCK UNIT AGREEMENT
PERFORMANCE BASED

Cincinnati Financial Corporation (the “Company”) hereby grants to the associate identified below (the “Participant”) a Restricted Stock Unit Award (the “Award”) under the Company's 2024 Stock Compensation Plan (the “Plan”) with respect to the number of Restricted Stock Units (the “Units”) specified under the “Award Information” section below, all in accordance with and subject to the provisions set forth in Part II – Terms and Conditions.
PART I – AWARD INFORMATION:

Participant Name: ___________

Maximum Number of Units Awarded: ________

Award Date: ________

Vesting Criteria (when Units granted in the Award vest and shares are issued to the Participant):

Units will vest on [Vesting Date] according to the following schedule for threshold, target and maximum awards upon achievement of the applicable performance target. The performance target shall be measured based on [Performance metric used]1 for the Company compared to the Company’s Peer Group for the three calendar years ending ______________. Any member of the peer group that no longer exists as a separate reporting entity at the end of the performance period shall be excluded for purposes of calculations hereunder.

Vesting Level	Performance Target	Number of Units
Threshold	[Performance metric used] for Company exceeds the ___ percentile of total shareholder return for the peer group, but is less than the ___ percentile for peer group.	___________________
Target	[Performance metric used] for Company equals or exceeds the ____ percentile of [performance metric used] for the peer group, but is less than the ___ percentile of the peer group.	___________________
Maximum	[Performance metric used] for the Company equals or exceeds the ____ percentile of [performance metric used] for the peer group.	___________________
THIS AWARD IS SUBJECT TO RECOUPMENT AND FORFEITURE AS PROVIDED IN THIS RESTRICTED STOCK UNIT AGREEMENT, THE PLAN, AND THE COMPANY’S POLICY FOR THE RECOVERY OF ERRONEOUSLY AWARDED COMPENSATION, THE TERMS OF WHICH ARE INCORPORATED HEREIN BY REFERENCE AND WHICH THE PARTICIPANT EXPRESSLY ACCEPTS AND CONFIRMS SEPARATE ACKNOWLEDGMENT, AND OTHER POLICIES IN EFFECT FROM TIME TO TIME WITH RESPECT TO FORFEITURE AND RECOUPMENT OF INCENTIVE COMPENSATION.
By accepting this Award, the Participant acknowledges the receipt of a copy of this Restricted Stock Unit Agreement (including Part II – Terms and Conditions) and a copy of the Prospectus and agrees to be bound by all the terms and provisions contained in them and in the Plan.
IN WITNESS WHEREOF, this Restricted Stock Unit Agreement has been duly executed as of the Award Date specified above.

CINCINNATI FINANCIAL CORPORATION
By:
/S/
Title:
1 [Description of performance metric used]

PART II – TERMS AND CONDITIONS

1.    Restricted Stock Units. Each Unit represents a hypothetical share of the Company's common stock (the "Shares"), and each Unit will at all times be equal in value to one Share. The Units will be credited to the Participant in an account established for the Participant and maintained by either the Company or its transfer agent. If and when Units vest as provided below, Shares in an amount equal to the number of vested Units will automatically be issued by crediting the Participant’s account.
2.    Restrictions. Subject to Sections 3 and 4 below, the restrictions on the Units specified in Part I -- Award Information (the “Award Information”) shall lapse and such Units shall vest on the vesting dates set forth in the Award Information (the “Vesting Date”), provided that: (a) the Performance Target has been met; and (b) the Participant remains an employee of the Company (or a subsidiary of the Company) during the entire period commencing on the Award Date set forth in Part I and ending on and including the Vesting Date (the “Restriction Period”) . Upon vesting, one Share shall be issued with respect to each vested Unit.
3.    Participant Death, Disability or Retirement During Restriction Period. In the event of the termination of the Participant’s employment with the Company (and with all subsidiaries of the Company) prior to a Vesting Date due to (a) death or disability, the attainment of the Performance Target is waived, all restrictions on the Units shall lapse, and all of the Units shall become fully vested on the date of death or disability, or (b) the Participant reaching eligibility for normal retirement, restriction 2(b) concerning continuous employment during the Restriction Period is waived and shall lapse and the Units shall remain subject to all other vesting requirements and restrictions including the Vesting Date. Upon vesting, one Share shall be issued with respect to each such vested Unit.
4.    Other Termination of Employment During Restriction Period. If the Participant's employment with the Company (and with all subsidiaries of the Company) is terminated for any reason other than death, disability or normal retirement prior to the end of the Restriction Period, the Participant shall forfeit all rights to any Units (and to the related Shares) as to which the Vesting Date has not yet occurred. Notwithstanding the foregoing, the compensation committee of the board of directors of the Company may, in its sole discretion, waive the restrictions on, and the vesting requirements for, the Units.
5.    Shareholder Rights. The Participant shall not have the right to vote any Shares or to receive any cash dividends or dividend equivalents payable with respect to any Shares, or otherwise have any rights as a shareholder with respect to any Shares, unless and until the Shares have actually been issued to the Participant hereunder upon the vesting of Units as provided in this Agreement.
6.    Transfer Restrictions. This Award and the Units (until they vest pursuant to the terms hereof and Shares are issued with respect thereto) are not transferable and may not be assigned, hypothecated or otherwise pledged, except by designating a beneficiary, or by will or the laws of descent and distribution, and shall not be subject to execution, attachment or similar process. Upon any attempt to effect any such disposition, or upon the levy of any such process, the Award shall immediately become null and void and the Units shall be forfeited.
7.    Withholding Taxes. The Company is authorized to satisfy the actual minimum statutory withholding taxes arising from the vesting of this Award, by deducting the number of Shares having an aggregate value equal to the amount of withholding taxes due from the total number of Shares that would otherwise be issuable upon any Units vesting or otherwise becoming subject to current taxation. Shares deducted from this Award in satisfaction of actual minimum withholding tax requirements shall be valued at the fair market value of the Shares on the first trading date prior to the Vesting Date.
8.    Death of Participant. If any of the Units shall vest upon the death of the Participant, the Shares issued as a result of such vesting shall be registered in the name of the estate of the Participant except that, if the Participant has designated a beneficiary, the Shares shall be registered in the name of the designated beneficiary.
9.    Other Terms and Provisions. The terms and provisions of the Plan (a copy of which will be furnished to the Participant upon written request) are incorporated herein by reference. To the extent any provision of this Award is inconsistent or in conflict with any term or provision of the Plan, the Plan shall govern. For purposes of this Agreement, (a) the term “Disability” means permanent and total disability as determined under procedures established by the Company from time to time, and (b) the term “Normal Retirement” means retirement from active employment with at least 35 years of service with the Company or its subsidiaries or otherwise under a retirement plan of the Company or any subsidiary or under an employment contract with any of them on or after the date specified as the normal retirement age in the pension plan or employment contract, if any, under which the Participant is at that time accruing retirement benefits for his or her current service (or, in the absence of a specified normal retirement age, the age at which retirement benefits under such plan or contract become payable without reduction for early commencement and without any requirement of a particular period of prior service). In any case in which (i) the meaning of “Normal Retirement” is uncertain under the definition contained in the prior sentence or (ii) a termination of employment at or after age 65 would not otherwise constitute “Normal Retirement,” a termination of the Participant's employment shall be treated as a “Normal Retirement” under such circumstances as the Committee, in its sole discretion, deems equivalent to retirement. In any case in which the existence of a “Disability” is uncertain under the applicable definition and procedures hereunder, a final and binding determination shall be made by the Committee in its sole discretion.
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